Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Holdings Inc. Reports Preliminary Revenue Results for the Fourth Quarter and Fiscal Year 2019

CANTON, Mass. (January 13, 2020) – Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today reported preliminary revenue results for its fourth quarter and fiscal year ended December 31, 2019.

Fourth Quarter 2019 Revenue Summary:

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Net revenue of between $72.6 million and $74.6 million for the three months ended December 31, 2019, up 14% to 17% compared to net revenue of $63.6 million for the three months ended December 31, 2018. Net revenue comprised:

○	Net revenue from Advanced Wound Care products of between $62.0 million and $63.5 million, up 14% to 16% year-over-year.

○	Net revenue from Surgical & Sports Medicine products of between $10.6 million and $11.1 million, up 18% to 24% year-over-year.

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Net revenue from the sale of PuraPly products of between $39.0 million and $40.0 million for the three months ended December 31, 2019, up 37% to 40% year-over-year. Net revenue from the sale of non-PuraPly commercially available products (specifically excluding Affinity) for the three months ended December 31, 2019 increased between 14% and 18% year-over-year.

Fiscal Year 2019 Revenue Summary:

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Net revenue of between $258.9 million and $260.9 million for the twelve months ended December 31, 2019, up 34% to 35% compared to net revenue of $193.4 million for the twelve months ended December 31, 2018. Net revenue comprised:

○	Net revenue from Advanced Wound Care products of between $219.4 million and $220.9 million, up 33% to 34% year-over-year.

○	Net revenue from Surgical & Sports Medicine products of between $39.6 million and $40.1 million, up 36% to 38% year-over-year.

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Net revenue from the sale of PuraPly products of between $125.9 million and $126.9 million for the twelve months ended December 31, 2019, up 80% to 82% year-over-year. Net revenue from the sale of non-PuraPly commercially available products (specifically excluding Affinity) for the twelve months ended December 31, 2019 increased between 21% and 22% year-over-year.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s expected revenue for fiscal 2019 and the breakdown of such revenue in both its Advanced Wound Care and Surgical & Sports Medicine categories as well as the estimated revenue contribution of its PuraPly products. Forward-looking statements with respect to the operations of the Company, strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the Company has incurred significant losses since inception and anticipates that it will incur substantial losses for the foreseeable future; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly on October 1, 2020; (7) the Company’s ability to maintain compliance with applicable Nasdaq listing standards; (8) changes in applicable laws or regulations; (9) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (10) the Company’s ability to complete the relaunch of Affinity and to maintain production in sufficient quantities to meet demand; and (11) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2018, as amended, and Item 1A (Risk Factors) of the Company’s Form 10-Q for the quarter ended September 30, 2019. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Angelyn Lowe

alowe@organo.com

781-774-9364